Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Aldila, Inc. on Form S-8 of our report dated February 4, 2000, except for Note 17, as to which the date is February 18, 2000, appearing in the Annual Report on Form 10-K of Aldila, Inc. for the year ended December 31, 1999.


/s/ Deloitte & Touche LLP

San Diego, California
March 26, 2001